UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	November 1, 2016

HALLMARK FINANCIAL SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

001-11252	87-0447375
(Commission File Number)	(IRS Employer Identification No.)

777 Main Street, Suite 1000, Fort Worth, Texas	76102
(Address of Principal Executive Offices)	(Zip Code)

817-348-1600

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 1, 2016, Hallmark Financial Services, Inc. (“Hallmark” and, collectively with its subsidiaries, the “Company”) entered into a First Amendment to Revolving Facility B Agreement (the “First Amendment”) with Frost Bank (“Frost”). The First Amendment amends the existing Revolving Facility B Agreement with Frost to extend by one year the termination date for draws under the Revolving Facility B Agreement and the maturity date for amounts outstanding thereunder.

As amended, the Facility B Agreement provides Hallmark a $30.0 million revolving credit facility (“Facility B”), in addition to a separate $15.0 million revolving credit facility with Frost. Hallmark may use Facility B loan proceeds solely for the purpose of making capital contributions to two of its insurance company subsidiaries, American Hallmark Insurance Company of Texas and Hallmark Insurance Company. Hallmark may borrow, repay and reborrow under Facility B until December 17, 2018, at which time all amounts outstanding thereunder are converted to a term loan.

Facility B bears interest at a rate equal to the prime rate or LIBOR plus 3.00%, at Hallmark’s election. Until December 17, 2018, interest only on amounts from time to time outstanding under Facility B are payable quarterly. Any amounts outstanding on Facility B as of December 17, 2018 become payable in quarterly installments over five years based on a seven year amortization of principal plus accrued interest. All unpaid principal and accrued interest are due and payable on December 17, 2023. In connection with the First Amendment, Hallmark paid Frost a one-time fee of $30,000. Hallmark will pay Frost a quarterly fee through December 17, 2018 of 0.25% per annum of the average daily unused balance of Facility B.

The foregoing description of the First Amendment is qualified in its entirety by reference to the definitive agreement filed as an exhibit to this Current Report on Form 8-K and incorporated herein by this reference.

Item 9.01	Financial Statements and Exhibits

(c)	Exhibits.

10.1	First Amendment to Revolving Facility B Agreement between Hallmark Financial Services, Inc. and Frost Bank dated November 1, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

HALLMARK FINANCIAL SERVICES, INC.

Date: November 1, 2016	By:	/s/ Jeffrey R. Passmore
Jeffrey R. Passmore, Chief Accounting Officer